EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp (513) 979-5797 Cheryl.lipp@bankatfirst.com
Analyst Contact:	J. Franklin Hall (513) 979-5770 frank.hall@bankatfirst.com
First Financial Sells Merchant Service Portfolio
HAMILTON, Ohio — October 11, 2007 — First Financial Bancorp (Nasdaq: FFBC) today announced the formation of a long-term exclusive marketing agreement and the sale of its merchant payment processing portfolio to Metavante Corporation, the current technology provider for First Financial. Under the terms of the agreement, merchant processing will be offered by Metavante to existing clients of First Financial, and First Financial will jointly market merchant processing with Metavante to prospective clients.
In exchange for 1,743 merchant accounts in the portfolio, First Financial expects a pre-tax gain of approximately $5.5 million net of expenses or approximately 9 cents per share in the fourth quarter of 2007.
“I am very pleased at the outcome of this transaction as it is a win-win for First Financial and its clients. Existing and future First Financial merchant clients will receive an enhanced processing platform from Metavante while First Financial will receive incentives to further grow the merchant portfolio and a substantial gain from its sale,” said Claude E. Davis, president and chief executive officer of First Financial Bancorp. “There is no change in merchant equipment and software, statements, or telephone numbers. Furthermore, no conversion is necessary.“
About First Financial Bancorp
A $3.3 billion publicly owned bank holding company with banking roots dating to 1863, First Financial Bancorp has 83 banking centers in Ohio, Kentucky, and Indiana. The company’s wealth-management services include the First Financial Wealth Resource Group, First Financial Capital Advisors LLC, and First Financial Insurance. Additional information about the company is available at www.bankatfirst.com.
About Metavante
Metavante Corporation delivers banking and payments technologies to over 8,600 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, and business transformation services. Headquartered in Milwaukee, Metavante (www.metavante.com) is wholly owned by Marshall & Ilsley Corporation (NYSE: MI). On April 3, 2007, Marshall & Ilsley Corporation announced its plans to split Metavante Corporation and Marshall & Ilsley Corporation into independent publicly traded companies.
This release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, the ability of the company to implement its business plan and retain qualified personnel, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to First Financial’s 2006 Form 10-K and other company filings with the SEC.